Exhibit 99.1

Investor Relations Contact:

LHA

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Fourth Quarter and Full Year 2011 Results

- Reports record results for second half of 2011-

- Achieves annual net income of $1.1 million and EPS of $0.05 –

- Posts Q4 net income of $1.0 million and EPS of $0.04 -

- Records Q4 revenue of $16.9 million, bringing annual revenue to $54.1 million -

- Grows revenue year over year by 19% -

SAN DIEGO, CA – February 16, 2012 – Axesstel (OTCQB: AXST), a leading provider of fixed wireless voice and broadband data products to the worldwide telecommunications market, reported results for its fourth quarter and year ended December 31, 2011.

Axesstel reported revenues for the fourth quarter of 2011 of $16.9 million. Net income for the period was $1.0 million, or $0.04 per diluted share. For the year ended December 31, 2011, the company reported revenue of $54.1 million and net income of $1.1 million, or $0.05 per share.

Clark Hickock, CEO of Axesstel, stated, “Axesstel’s return to profitability in 2011 is the culmination of our two year program to re-design our products to be more price competitive, increase sales in markets that support better margins, and aggressively reduce operating costs. These initiatives began producing results in the second half of 2011 and drove record profitability for any six month period in our company history. We are very pleased to have achieved our stated goal of profitability with revenues of $50 million to $60 million annually with gross margins in the low- to mid-twenty percent range.”

“Our strong fourth quarter results were driven by $6.4 million in revenues from sales of our wire-line replacement terminal to Sprint in North America. The Europe and MEA regions were also solid contributors with revenues of $6.3 million and $3.0 million for the quarter, respectively.”

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“In 2012, our primary goal is to achieve consistent quarterly profitability and year-over-year revenue growth. We expect our quarterly revenue performance to vary as a result of our customer concentration and the timing of large customer orders. We are focused on servicing our Tier 1 operators worldwide through close customer support and market leading products. We are currently working on the next generation of fixed wireless voice terminals for Sprint. As announced in the fourth quarter, we continue to demonstrate leadership in developing products for CDMA 1xEV-DO 450MHz with the launch of our 4G MV600 Series Wi-Fi Gateway and initial sales to a Tier 1 operator in Scandinavia,” Hickock concluded.

Financial Results

Revenues for the fourth quarter of 2011 were $16.9 million, compared to $9.7 million in the fourth quarter of 2010. Gross margin was $4.3 million, or 26 percent of revenue, for the fourth quarter compared to gross margin of $1.2 million, or 13 percent of revenue, in the same period last year. Fourth quarter 2011 operating expenses decreased to $2.9 million from $3.3 million in the fourth quarter of 2010. Net income for the quarter was $1.0 million, or $0.04 per diluted share, compared to a fourth quarter 2010 net loss of $2.4 million, or a loss of $0.10 per share.

For the year ended December 31, 2011, the company reported revenue of $54.1 million, compared to $45.4 million for 2010. Gross margin was $12.9 million for 2011 or 24 percent of revenue, compared to $7.5 million or 17 percent of revenue for 2010. Operating expenses were $10.3 million for 2011, down from $12.6 million for 2010. Net income for the year ended December 31, 2011, was $1.1 million, or $0.05 per share, compared to a net loss of $6.3 million, or a loss of $0.27 per share, in 2010.

As of December 31, 2011 cash and cash equivalents were $850,000, compared to $77,000 as of December 31, 2010. Working capital was a deficit of $11.8 million at December 31, 2011. The company continues to fund its operating requirements through cash flows from operations and working capital and other bank financings. Axesstel ended the year with $6.1 million in bank financings including $4.5 million under the company’s account receivable financing facilities and $1.6 million under a term loan with a commercial bank in China. The company continues to evaluate options for additional financing.

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Recent Highlights

•

In the second half of 2011, delivered $14.4 million in orders to Sprint for an OEM version of its wireless terminal for Sprint’s nationwide “Sprint Phone Connect” wire-line replacement marketing initiative.

•

In late 2011, launched the world’s first 4G EV-DO Rev. B 450MHz Wi-Fi Gateway with optional VoIP and began shipping its MV600 Series Gateways to Net1/Ice.net, a telecom operator providing mobile broadband access, VoIP and machine-to-machine services for consumers and businesses in Denmark, Norway and Sweden.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of fixed wireless voice and broadband access solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes fixed wireless phones, wire-line replacement terminals, and 3G and 4G broadband gateway devices used to access voice calling and high-speed data services. The company has supplied millions of fixed wireless phones, modems, and gateways to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2012 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, including the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix; Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

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AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the years ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenues	$16,888,962	$9,672,651	$54,127,742	$45,430,443
Cost of goods sold	12,551,339	8,423,434	41,201,806	37,923,470

Gross margin	4,337,623	1,249,217	12,925,936	7,506,973

Operating expenses
Research and development	769,657	531,475	2,287,898	2,448,385
Selling, general and administrative	2,139,451	2,735,642	8,013,118	10,176,266

Total operating expenses	2,909,108	3,267,117	10,301,016	12,624,651

Operating income (loss)	1,428,515	(2,017,900)	2,624,920	(5,117,678)

Other income (expense)
Interest expense, net	(345,141)	(389,652)	(1,460,930)	(1,331,464)
Other, net	—	(112)	—	149,755

Total other income (expense)	(345,141)	(389,764)	(1,460,930)	(1,181,709)

Income (loss) before income tax provision	1,083,374	(2,407,664)	1,163,990	(6,299,387)
Income tax provision	64,105	11,947	64,105	11,947

Net income (loss)	$1,019,269	$(2,419,611)	$1,099,885	$(6,311,334)

Earnings (loss) per share:
Basic	$0.04	$(0.10)	$0.05	$(0.27)

Diluted	$0.04	$(0.10)	$0.05	$(0.27)

Weighted average shares outstanding:
Basic	23,741,607	23,683,482	23,698,013	23,579,326
Diluted	24,732,951	23,683,482	23,698,013	23,579,326

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$849,510	$77,099
Accounts receivable, net	8,900,508	7,716,953
Inventories, net	534,000	1,044,422
Supplier advances	843,076	316,240
Prepayments and other current assets	197,688	219,541

Total current assets	11,324,782	9,374,255

Property and equipment, net	61,578	119,531

Other assets:
Licenses, net	90,000	210,000
Other, net	20,952	46,523

Total other assets	110,952	256,523

Total assets	$11,497,312	$9,750,309

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,466,142	$10,792,595
Bank financings	6,100,435	7,487,274
Accrued commissions	474,455	870,000
Accrued royalties	1,424,000	1,311,000
Accrued warranties	636,000	350,000
Other accrued expenses and current liabilities	2,027,482	1,703,516

Total current liabilities	23,128,514	22,514,385

Stockholders’ deficit	(11,631,202)	(12,764,076)

Total liabilities and stockholders’ deficit	$11,497,312	$9,750,309

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